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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:     Scudder New York Municipal Bond Fund, Inc.

Address of Principal Business Office:
          345 Park Avenue
          New York, New York  10154

Telephone Number:  (800) 349-4281

Name and address of agent for service of process:
          Bruce A. Rosenblum, Esq.
          Deutsche Asset Management
          One South Street
          BAL01-1806
          Baltimore, Maryland  21202

          Copy to:

          Bryan Chegwidden, Esq.
          Ropes & Gray LLP
          885 Third Avenue
          New York, New York  10022-4834

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          Yes [X]                   No [  ]



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                                   SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Baltimore and the State of Maryland on the 20th day of May, 2003.




Attest:   /s/ Charles A. Rizzo                     By:    /s/ Richard T. Hale
          Name:  Charles A. Rizzo                         Name:  Richard T. Hale
          Title:  Treasurer                               Title:  President




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